Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2016

Contact: Cloud Peak Energy Inc.
Rick Curtsinger
Director of Public Affairs
(720) 566-2948

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE SECOND QUARTER AND FIRST SIX MONTHS OF 2016

Gillette, Wyo, July 28, 2016 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the second quarter and first six months of 2016.

Highlights and Recent Developments

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	06/30/16	06/30/15	06/30/16	06/30/15
Net income (loss)	$35.3	$(52.9)	$(1.1)	$(57.6)
Adjusted EBITDA (1)	$19.3	$10.6	$18.0	$50.1
Shipments - owned and operated mines (tons)	11.8	16.0	24.8	35.7
Realized price per ton sold	$12.60	$12.76	$12.62	$12.92
Average cost per ton sold	$10.50	$10.75	$10.84	$10.34
Cash margin per ton sold	$2.10	$2.01	$1.78	$2.58

(1)                                 Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

•                  Second quarter 2016 net income was $35.3 million, which includes non-cash accounting income of $37.3 million for asset retirement obligation remeasurements, compared to a net loss of $(52.9) million for the second quarter of 2015.

•                  Adjusted EBITDA for the second quarter of 2016 was $19.3 million, including sales contract buyout revenue of $18.8 million, compared to Adjusted EBITDA of $10.6 million for the second quarter of 2015.

•                  Shipments for the second quarter of 2016 were 11.8 million tons, down from 16.0 million tons for the same period in 2015.

•                  Cost per ton was $10.50 in the second quarter of 2016, down from $10.75 in the second quarter of 2015.

•                  Cash margin in the second quarter was $2.10 per ton compared to $2.01 per ton in the second quarter of 2015.

•                  Available liquidity of $523.0 million, including cash and cash equivalents of $64.1 million, as of June 30, 2016.

Colin Marshall, President and Chief Executive Officer, commented, “Increasing natural gas prices and a warm start to summer are beginning to improve the overall outlook towards the coal industry.  After very low shipments in April and May, we started to see improved shipments in June and are optimistic that this trend will continue during the second half of the year.  Our financial performance during the quarter benefited from buyouts by three customers and the impact of reduced reclamation cost assumptions on our asset retirement obligations.  Once again our sites did a very good job of controlling costs during the quarter as we reacted to very low shipments.”

Health, Safety, and Environment

During the second quarter of 2016, of the approximately 1,200 full-time mine site employees, there was one reportable injury, the first since October 2015, resulting in a year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 0.16.  This compares to a mid-year 2015 rate of 1.23.  During 83 MSHA inspector days at the three mine sites in the second quarter, the Company was issued four significant and substantial citations.  To date, two of those citations have been assessed with fines totaling $2,646.

Consolidated Business Results

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	06/30/16	06/30/15	06/30/16	06/30/15
Total tons sold	11.9	16.0	24.9	35.8
Total revenue	$174.2	$244.1	$355.4	$561.7
Net income (loss)	$35.3	$(52.9)	$(1.1)	$(57.6)
Adjusted EBITDA (1)	$19.3	$10.6	$18.0	$50.1
Diluted EPS	$0.57	$(0.87)	$(0.02)	$(0.94)
Adjusted EPS (1)	$0.48	$(0.28)	$(0.04)	$(0.33)

(1)                                 Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Owned and Operated Mines segment comprises the results of mine site sales from the Company’s three mines primarily to its domestic utility customers and also to the Logistics and Related Activities segment.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	06/30/16	06/30/15	06/30/16	06/30/15
Tons sold	11.8	16.0	24.8	35.7
Revenue	$152.1	$206.3	$319.3	$468.1
Cost of product sold	$129.0	$173.8	$276.0	$374.8
Realized price per ton sold	$12.60	$12.76	$12.62	$12.92
Average cost of product sold per ton	$10.50	$10.75	$10.84	$10.34
Cash margin per ton sold	$2.10	$2.01	$1.78	$2.58
Segment Adjusted EBITDA (1)	$20.6	$29.7	$36.0	$84.4

(1)                                 Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

As expected, shipments remained low during much of the second quarter, resulting in the Company’s production being 26 percent lower than the second quarter of 2015.  Data from MSHA indicates that the second quarter and year-to-date coal production in the U.S. was down 24 and 26 percent, respectively, compared to the same periods in 2015.  Through April 2016, electric generation was down 3.9 percent.

In the first five months of the year, utilities burned low-cost natural gas and deferred contracted coal shipments.  With the start of the summer cooling season in June utilities have increased their coal burn and coal shipments to meet increased electricity demand.  As shipments were initially constrained by delays in bringing back rail capacity, we expect utility coal inventories to reduce in June and July while shipments steadily increase.

Cost per ton decreased two percent to $10.50 for the second quarter of 2016 despite fewer tons shipped.  Total cost of product sold decreased 24 percent in the second quarter of 2016 compared to the same period in 2015.  In line with reduced revenue, there were large decreases in production taxes and royalties.

The Company continues to focus on reducing costs as production volumes decline.  Labor, diesel, repair and maintenance costs decreased as a result of reduced equipment hours and the lower amount of material moved.  During the quarter, the Company offered a severance incentive to all hourly employees which resulted in 127 employees leaving.  Additionally, 11 salaried positions were eliminated during the quarter.  These headcount reductions cost $3.3 million during the quarter.  The combined annual wages and benefits cost for these employees was $13 million.  Additionally, the Company has continued to cut overtime, reduce the use of contractors, reduce scheduled work hours, and not fill vacant positions to manage labor costs and match capacity to shipment levels.

Logistics and Related Activities

Logistics and Related Activities segment comprises the results of the Company’s logistics and transportation services to its domestic and international customers.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	06/30/16	06/30/15	06/30/16	06/30/15
Total tons delivered	0.1	1.4	0.4	3.1
Asian exports	—	1.0	0.2	2.4
Revenue	$3.2	$48.6	$17.2	$118.0
Total cost of product sold	$11.5	$59.0	$33.3	$139.8
Realized gain on financial instruments	$1.8	$3.9	$3.6	$7.5
Segment Adjusted EBITDA (1)	$(7.4)	$(6.6)	$(14.3)	$(14.4)

(1)                                 Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Revenue and cost of product sold decreased for the second quarter of 2016 compared to the same period in 2015 due to the absence of international shipments, which resulted from continued weak international prices for seaborne thermal coal.  No international shipments are currently expected for the remainder of 2016.  Domestic deliveries also decreased in the second quarter of 2016 compared to the same period in 2015.  The Adjusted EBITDA loss reflects the previously announced reduced capacity payments to the rail and port providers under the revised agreements announced in late 2015.

Other

Revenue for other includes contract buyouts totaling $18.8 million for the second quarter of 2016, which primarily related to 3.9 million tons with three different customers, as compared to no contract buyout revenue for the second quarter of 2015.

Balance Sheet and Cash Flow

Cash flow from operations totaled $(11.6) million for the second quarter of 2016 compared to $(17.1) million for the second quarter of 2015.  For the first six months of 2016, cash flow from operations totaled $(12.2) million compared to $14.9 for the same period in 2015.  Capital expenditures (excluding capitalized interest) for the second quarter of 2016 were $4.5 million, which includes $2.5 million for the dragline move from the Cordero Rojo Mine to the Antelope Mine, which is expected to be completed during the third quarter of 2016.

As of June 30, 2016, cash and cash equivalents were $64.1 million and total available liquidity was $523.0 million.  There were no borrowings, but there were $66 million of undrawn letters of credit outstanding, under the revolving credit facility.  There were no borrowings outstanding under the accounts receivable securitization program.

In the second quarter of 2016, the self-bonding renewal for $100 million was approved for the Cordero Rojo Mine by the Wyoming Department of Environmental Quality (“DEQ”).  When combined with the first quarter of 2016 approval to continue to self-bond $90 million of reclamation obligations at the Antelope Mine, the Company ended the second quarter with $190 million of reclamation self-bonding capacity.

The Company continues to proactively address the ongoing regulatory uncertainties regarding self-bonding programs in Wyoming by seeking to voluntarily transition away from self-bonding.  During the second quarter, the Company submitted applications to the DEQ to reduce the bonding amount by incorporating recently issued equipment cost guidelines, completed reclamation, updated reclamation plans, and lower fuel price assumptions.  These applications are currently being reviewed by Wyoming DEQ.  During the second quarter, the Company also reallocated its surety underwriters to position the portfolio to those that the Company believes are supportive of the coal industry. Currently the Company has $440 million of reclamation bonds with these underwriters backed by collateral of 15 percent, or $66 million, in the form of letters of credit under its credit agreement.  Although the Company currently expects to be able to achieve its goal of transitioning away from self-bonding, it is dependent on the Wyoming DEQ’s approval of the Company’s updated reclamation bonding applications, and is therefore, uncertain.

As required by the accounting standards, the recently issued equipment cost guidelines were used to update the asset retirement obligation (“ARO”) calculation during the period.  The ARO liability decreased by $54.8 million and the depreciation costs were lower by $37.3 million, positively benefiting reported earnings.

Domestic Outlook

Shipment pace increased during the month of June as the summer cooling season started.  Management continues to expect stronger shipments in the third quarter of 2016 as customers increase delivery of their contracted volumes and as the railroads bring equipment and crews back to meet these commitments.  Assuming normal summer cooling demand remains throughout the third quarter, the Company expects utility coal stockpiles to decrease.  The price of natural gas and coal stockpile levels when electricity demand decreases in the fall will be critical to coal shipments for the full year.  It is encouraging to see natural gas prices currently above $2.50 MMBtu where PRB coal can better compete at many utilities.  If summer burn is strong, utilities are expected to rebuild their stockpiles in anticipation of winter demand.  This scenario creates the potential for strong shipments and increasing sales this fall.

During the second quarter of 2016, minimal volumes were sold as customers continue to assess consumption levels in light of their high stockpiles and low natural gas prices before the summer.  The Company was approached by three customers requesting reductions in 2016 volume commitments.  Buyout revenue of $18.8 million was recorded and 3.9 million tons of contracted coal principally due for delivery in 2016 were cancelled.  For 2016, the Company is currently committed to sell 61 million tons from its three mines.  Nearly all of this volume is committed under fixed-price contracts with a weighted-average price of $12.41 per ton.  For 2017, there are currently 45 million tons committed to sell from the three mines.  Of this committed production, 42 million tons are under fixed-price contracts with a weighted-average price of $12.48 per ton.

International Outlook

Recently, we have begun to see stability in international supply and demand and a significant increase in prices for both near- term and out-year seaborne thermal coal.  While it is too early to say the trend will continue, Chinese thermal coal imports have recently increased and demand continues to grow in Vietnam, South Korea, Japan, and Taiwan.  At the same time, Indonesian supply has been reducing and Australian supply has been stabilizing.  At current price levels, the Company does not believe investments will be made in any new production capacity.  Given the large number of Asian utility plants currently being built to take imported coal, the Company believes the current oversupply will be overcome by growing demand over time. While prices are not yet at levels that would make exports from the Spring Creek Mine economic, the Company continues to receive inquiries from Asian customers looking for long-term supply.  No additional exports through the Westshore Terminals are projected until international prices rise to the point of being economic.

Concluding Remarks

“Due to the compensation we received for contract buyouts in the second quarter, recent increased shipment rates, and improved burn outlook, we are maintaining our Adjusted EBITDA guidance for the full year.  Shipments are reduced to reflect the contract buyouts.  I am optimistic that the very difficult market conditions we have faced in the last 12 months due to greatly reduced coal demand are behind us, and we will see increased coal burn and shipments going forward,” said Marshall.

2016 Updated Guidance — Financial and Operational Estimates

The following table provides the current outlook and assumptions for selected 2016 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for the three mines(1)	55 – 60 million tons
Committed sales with fixed prices(2)	Approximately 61 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.41 per ton
Adjusted EBITDA(3)	$75 – $95 million
Net interest expense	Approximately $46 million
Cash interest paid	Approximately $41 million
Depreciation, depletion, amortization, and accretion	$50 – $60 million
Capital expenditures	$35 – $45 million

(1)                                 Inclusive of intersegment sales.

(2)                                 Reflects reduction for previously contracted tons that have been bought out.

(3)                                 Non-GAAP financial measure; please see definition below in this release.  Management did not prepare estimates of reconciliation with comparable GAAP measures, including net income, because information necessary to provide such a forward-looking estimate is not available without unreasonable effort.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on July 28, 2016 to review the results and current business conditions.  The call will be webcast live over the Internet from www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 34742554.

Following the live webcast, a replay will be available at the same URL on the website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 34742554.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2015, Cloud Peak Energy shipped approximately 75 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,400 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately three percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related quarterly investor presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or words of similar meaning.  Forward-looking statements may include, for example:  (1) our outlook for 2016 and future periods for Cloud Peak Energy, the Powder River Basin (“PRB”) and the industry in general; (2) our operational, financial and shipment guidance; (3) estimated thermal coal demand by domestic and Asian utilities; (4) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (5) the impact of potential customer contract buyouts; (6) the impact of ongoing anti-coal regulatory and political developments, NGO activities and global climate change initiatives; (7) potential commercialization of carbon capture technologies for utilities; (8) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (9) the timing and extent of any potential recovery for depressed coal industry conditions, domestically and internationally; (10) the impact of ongoing depressed conditions on our financial performance,  liquidity and compliance with the financial covenants in our bank facility; (11) our ability to manage our take-or-pay exposure for currently committed port and rail capacity; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities; (13) the impact of our hedging programs; (14) our ability to renew or obtain surety bonds or to self-bond to meet regulatory requirements and to potentially transition away from self-bonding; (15) our cost management efforts; (16) operational plans for our mines; (17) business development and growth initiatives; (18) our plans to acquire additional coal to maintain and extend our mine lives; (19) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of options for Crow Tribal coal; (20) potential development of additional export terminal capacity and increased future access to existing or new capacity; (21) industry estimates of the U.S. Energy Information Administration and other third party sources; and (22) other statements regarding our current plans, strategies, expectations, beliefs, assumptions, estimates and prospects concerning our business, operating results, financial condition, industry, economic conditions, government regulations, energy policies and other matters that do not relate strictly to historical facts.

These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  The following factors are among those that may cause actual results to differ materially and adversely from our forward-looking statements: (1) the timing and extent of any recovery of the currently depressed coal industry, domestically and internationally, and the impact of ongoing or further depressed industry conditions on our financial performance, liquidity and financial covenant compliance; (2) the prices we receive for our coal and logistics services, our ability to effectively execute our forward sales strategy, and changes in utility purchasing patterns resulting in decreased long term purchases of coal; (3) timing of reductions or increases in customer coal inventories; (4) our ability to renew sales contracts on favorable terms and to resolve customer requests for reductions or deferrals and respond to cancellations of their committed volumes on terms that preserve the amount and timing of our forecasted economic value; (5) the impact of increasingly variable and less predictable demand for thermal coal based on summer cooling demand, winter heating demand, economic growth rates and other factors that impact overall demand for electricity; (6) our ability to efficiently and safely conduct our mining operations and to adjust our planned production levels to respond to market conditions and effectively manage the costs of our operations; (7) competition with other producers of coal and with traders and re-sellers of coal, including the current oversupply of thermal coal in the marketplace, the impacts of currency exchange rate fluctuations and the strong U.S. dollar, and government environmental, energy and tax policies and regulations that make foreign coal producers more competitive for international transactions; (8) the impact of coal industry bankruptcies on our competitive position relative to other companies who may emerge from bankruptcy with potentially reduced leverage and operating costs; (9) competition with natural gas, wind, solar and other non-coal energy resources, which may continue to increase as a result of low domestic natural gas prices and due to environmental, energy and tax policies, regulations, subsidies and other government actions that encourage or mandate use of alternative energy sources; (10) coal-fired power plant capacity and utilization, including the impact of climate change and other environmental regulations and initiatives, energy policies, political pressures, NGO activities, international treaties or agreements and other factors that may cause domestic and international electric utilities to continue to phase out or close existing coal-fired power plants, reduce or eliminate construction of any new coal-fired power plants, or reduce consumption of coal from the PRB; (11) the failure of economic, commercially available carbon capture technology to be developed and adopted by utilities in a timely manner; (12) the impact of “keep coal in the ground” campaigns and other well-funded, anti-coal initiatives by environmental activist groups and others targeting substantially all aspects of our industry; (13) our ability to offset declining U.S. demand for coal and achieve longer term growth in our business through our logistics revenue and export sales, including the significant impact of Chinese and Indian thermal coal import demand on overall seaborne coal prices; (14) railroad, export terminal and other transportation performance, costs and availability, including the availability of sufficient and reliable rail capacity to transport PRB coal, the development of future export terminal capacity and our ability to access capacity on commercially reasonable terms; (15) the impact of our substantial rail and terminal take-or-pay commitments and other contractual obligations if we do not meet our required export shipment obligations; (16) weather conditions and weather-related damage that impact our mining operations, our customers, or transportation infrastructure; (17) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (18) future development or operating costs for our development projects; (19) our ability to successfully acquire coal and appropriate land access rights at economic prices and in a timely manner and our ability to effectively resolve issues with conflicting mineral development that may impact our mine plans; (20) the impact of asset impairment charges if required as a result of challenging industry conditions or other factors; (21) our plans and objectives for future operations and the development of additional coal reserves, including risks associated with acquisitions; (22) the impact of current and future environmental, health, safety, endangered species and other laws, regulations, treaties, executive orders, court decisions or governmental policies, or changes in interpretations thereof and third-party regulatory challenges, including additional requirements, uncertainties, costs, liabilities or restrictions adversely affecting the use, demand or price for coal, our mining operations or the logistics, transportation, or terminal industries; (23) the impact of required regulatory processes and approvals to lease coal and obtain permits for coal mining operations or to transport coal to domestic and foreign customers, including third-party legal challenges to regulatory approvals that are required for some or all of our current or planned mining activities and the recent moratorium on federal coal leasing or other unfavorable regulatory changes to the LBA and coal permitting processes; (24) any increases in rates or changes in regulatory interpretations or assessment methodologies with respect to royalties or severance and production taxes and the potential impact of associated interest and penalties, including the impact of recently finalized federal royalty rule changes for non-arm’s length sales; (25) inaccurately estimating the costs or timing of our reclamation and mine closure obligations and our assumptions underlying reclamation and mine closure obligations; (26) our ability to obtain required surety bonds and provide any associated collateral on commercially reasonable terms and our ability to continue to self-bond; (27) availability, disruptions in delivery or increases in pricing from third-party vendors of raw materials, capital equipment and consumables which are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel, and rubber; (28) our assumptions concerning coal reserve estimates; (29) our relationships with, and other conditions affecting, our customers (including our largest customers who account for a significant portion of our total revenue) and other counterparties, including economic conditions and the credit performance and credit risks associated with our customers and other counterparties, such as traders, brokers, and lenders under our credit agreement and financial institutions with whom we maintain accounts or enter hedging arrangements; (30) the results of our hedging programs for domestic and international coal sales and diesel fuel costs and changes in the fair value of derivative financial instruments that are not accounted for as a hedge; (31) the terms and restrictions of our indebtedness; (32) liquidity constraints, access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including risks resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions for the coal sector or in general, changes in our credit rating, our compliance with the covenants in our debt agreements, the increasing credit pressures on our industry due to depressed conditions, or any demands for increased collateral by our surety bond providers; (33) volatility and decline in the price of our common stock, including the impact of any delisting of our stock from the New York Stock Exchange if we fail to meet the minimum average closing price listing standard; (34) our liquidity, results of operations, and financial condition generally, including amounts of working capital that are available; (35) litigation and other contingent liabilities; (36) the authority of federal and state regulatory authorities to order any of our mines to be temporarily or permanently closed under certain circumstances; and (37) other risk factors or cautionary language described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.

Additional factors, events or uncertainties that may emerge from time to time, or those that we currently deem to be immaterial, could cause our actual results to differ, and it is not possible for us to predict all of them.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related quarterly investor presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.  EBITDA represents net income (loss) before: (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude non-cash impairment charges and (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

Adjusted EPS represents diluted earnings (loss) per common share (“EPS”) adjusted to exclude the estimated per share impact of the same specifically identified non-core items used to calculate Adjusted EBITDA as described above.  All items are adjusted at the statutory tax rate of approximately 37 percent and exclude the impact of any valuation allowance.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss).  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), EPS, or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  As a result of the exclusions, Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Rick Curtsinger (720) 566-2948

Director of Public Affairs

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$174,188	$244,148	$355,437	$561,701
Costs and expenses
Cost of product sold (exclusive of depreciation and depletion, amortization, and accretion)	140,616	222,443	305,650	486,760
Depreciation and depletion	(19,510)	19,310	(408)	43,846
Amortization of port access rights	––	928	––	1,855
Accretion	1,994	3,348	4,576	6,890
(Gain) loss on derivative financial instruments	(8,286)	2,761	(6,325)	7,546
Selling, general and administrative expenses	13,251	12,511	27,026	23,760
Impairments	34	33,355	4,187	33,355
Other operating costs	169	304	456	517
Total costs and expenses	128,268	294,960	335,162	604,529

Operating income (loss)	45,920	(50,812)	20,275	(42,828)
Other income (expense)
Interest income	33	50	70	99
Interest expense	(11,286)	(12,621)	(22,338)	(25,289)
Other, net	(206)	244	(595)	(93)
Total other income (expense)	(11,459)	(12,327)	(22,863)	(25,283)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	34,461	(63,139)	(2,588)	(68,111)
Income tax benefit (expense)	1,158	9,866	2,580	10,146
Income (loss) from unconsolidated affiliates, net of tax	(330)	376	(1,078)	388
Net income (loss)	35,289	(52,897)	(1,086)	(57,577)
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	(1,871)	313	(1,510)	626
Postretirement medical plan change	42,851	––	42,851	––
Income tax on postretirement medical and pension changes	(974)	(116)	(1,944)	(232)
Other comprehensive income (loss)	40,006	197	39,397	394
Total comprehensive income (loss)	$75,295	$(52,700)	$38,311	$(57,183)
Income (loss) per common share:
Basic	$0.58	$(0.87)	$(0.02)	$(0.94)
Diluted	$0.57	$(0.87)	$(0.02)	$(0.94)
Weighted-average shares outstanding - basic	61,296	61,028	61,244	60,982
Weighted-average shares outstanding - diluted	61,971	61,028	61,244	60,982

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$64,127	$89,313
Accounts receivable	34,859	43,248
Due from related parties	730	160
Inventories, net	74,818	76,763
Income tax receivable	6,665	8,659
Other prepaid and deferred charges	14,853	25,945
Other assets	4,265	98
Total current assets	200,317	244,186

Noncurrent assets
Property, plant and equipment, net	1,443,962	1,488,371
Goodwill	2,280	2,280
Other assets	59,983	67,323
Total assets	$1,706,542	$1,802,160

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$23,493	$44,385
Royalties and production taxes	70,894	74,054
Accrued expenses	36,219	42,317
Other liabilities	2,182	2,133
Total current liabilities	132,788	162,889

Noncurrent liabilities
Senior notes	491,917	491,160
Asset retirement obligations, net of current portion	100,832	151,755
Accumulated postretirement medical benefit obligation, net of current portion	20,474	60,845
Royalties and production taxes	18,810	34,680
Other liabilities	12,126	12,950
Total liabilities	776,947	914,279

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,798 and 61,647 shares issued and 61,321 and 61,170 outstanding as of June 30, 2016 and December 31, 2015, respectively)	613	612
Treasury stock, at cost (477 shares as of both June 30, 2016 and December 31, 2015)	(6,498)	(6,498)
Additional paid-in capital	578,275	574,874
Retained earnings	330,759	331,844
Accumulated other comprehensive income (loss)	26,446	(12,951)
Total equity	929,595	887,881
Total liabilities and equity	$1,706,542	$1,802,160

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities
Net income (loss)	$(1,086)	$(57,577)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	(408)	43,846
Amortization of port access rights	—	1,855
Accretion	4,576	6,890
Impairments	4,187	33,355
Loss (income) from unconsolidated affiliates, net of tax	1,078	(388)
Distributions of income from unconsolidated affiliates	1,500	—
Deferred income taxes	(1,944)	(10,146)
Equity-based compensation expense	3,900	2,815
(Gain) loss on derivative financial instruments	(6,325)	7,546
Cash received (paid) on derivative financial instrument settlements	(2,640)	(894)
Premium payments on derivative financial instruments	—	(5,813)
Net periodic postretirement benefit costs	995	4,048
Non-cash logistic agreements expense	16,333	—
Three year amendment of logistics contracts	(7,500)	—
Other	662	2,358
Changes in operating assets and liabilities:
Accounts receivable	5,563	34,485
Inventories, net	2,019	1,089
Due to or from related parties	(570)	(2,247)
Other assets	10,813	(4,196)
Accounts payable and accrued expenses	(42,654)	(41,593)
Asset retirement obligations	(712)	(546)
Net cash provided by (used in) operating activities	(12,213)	14,887

Investing activities
Purchases of property, plant and equipment	(12,075)	(14,782)
Cash paid for capitalized interest	(945)	(228)
Investment in development projects	(1,500)	(1,500)
Payment of restricted cash	—	(6,500)
Recoveries from equipment loss	2,826	—
Other	45	44
Net cash provided by (used in) investing activities	(11,649)	(22,966)

Financing activities
Principal payments on federal coal leases	—	(63,970)
Payment of deferred financing costs	(191)	(341)
Other	(1,133)	(817)
Net cash provided by (used in) financing activities	(1,324)	(65,128)

Net increase (decrease) in cash and cash equivalents	(25,186)	(73,207)
Cash and cash equivalents at beginning of period	89,313	168,745
Cash and cash equivalents at end of period	$64,127	$95,538

Supplemental cash flow disclosures:
Interest paid	$20,665	$26,134
Income taxes paid (refunded)	$(2,796)	$3,972
Supplemental non-cash investing and financing activities:
Capital expenditures included in accounts payable	$1,652	$8,744
Assets acquired under capital leases	$115	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	June 30,
	2016		2015
Net income (loss)		$35.3		$(52.9)
Interest expense		11.3		12.6
Income tax (benefit) expense		(1.2)		(9.9)
Depreciation and depletion		(19.5)		19.3
Amortization of port access rights		—		0.9
EBITDA		25.9		(30.0)
Accretion		2.0		3.3
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (1)	$(8.3)		$2.8
Inclusion of cash amounts received (paid) (2)(3)	(0.3)		1.1
Total derivative financial instruments		(8.6)		3.9
Impairments		—		33.4
Adjusted EBITDA		$19.3		$10.6

(1)                                 Fair value mark-to-market (gains) losses reflected on the statements of operations.

(2)                                 Cash amounts received and paid reflected within operating cash flows.

(3)                                 Excludes premiums paid at option contract inception of $1.0 during the three months ended June 30, 2015, for original settlement dates in subsequent periods.

Adjusted EBITDA

	Six Months Ended June 30,

	2016		2015
Net income (loss)		$(1.1)		$(57.6)
Interest income		(0.1)		(0.1)
Interest expense		22.3		25.3
Income tax (benefit) expense		(2.6)		(10.1)
Depreciation and depletion		(0.4)		43.8
Amortization		—		1.9
EBITDA		18.2		3.2
Accretion		4.6		6.9
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (1)	$(6.3)		$7.5
Inclusion of cash amounts received (paid) (2)(3)	(2.6)		(0.9)
Total derivative financial instruments		(8.9)		6.6
Impairments		4.1		33.4
Adjusted EBITDA		$18.0		$50.1

(1)                                 Fair value mark-to-market (gains) losses reflected on the statements of operations.

(2)                                 Cash amounts received and paid reflected within operating cash flows.

(3)                                 Excludes premiums paid at option contract inception of $3.0 during the six months ended June 30, 2015, for original settlement dates in subsequent periods.

Adjusted EPS

	Three Months Ended
	June 30,
	2016		2015
Diluted earnings (loss) per common share		$0.57		$(0.87)

Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$(0.13)		$0.05
Inclusion of cash amounts received (paid) (1)	(0.01)		0.02
Total derivative financial instruments		(0.14)		0.07
Impairments		—		0.55
Tax impact of adjustments		0.05		(0.03)
Adjusted EPS		$0.48		$(0.28)
Weighted-average dilutive shares outstanding (in millions)		62.0		61.0

(1)                                 Excludes per share impact of premiums paid at option contract inception of $0.02 during the three months ended June 30, 2015, for original settlement dates in subsequent periods.

Adjusted EPS

	Six Months Ended
	June 30,
	2016		2015
Diluted earnings (loss) per common share		$(0.02)		$(0.94)

Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$(0.10)		$0.12
Inclusion of cash amounts received (paid) (1)	(0.04)		(0.01)
Total derivative financial instruments		(0.14)		0.11
Impairments		0.06		0.55
Tax impact of adjustments		0.06		(0.05)
Adjusted EPS		$(0.04)		$(0.33)
Weighted-average dilutive shares outstanding (in millions)		61.2		61.0

(1)                                 Excludes per share impact of premiums paid at option contract inception of $0.05 during the six months ended June 30, 2015, for original settlement dates in subsequent periods.

Adjusted EBITDA by Segment

	Three Months Ended
	June 30,
	2016		2015
Owned and Operated Mines
Adjusted EBITDA		$20.6		$29.7
Depreciation and depletion		19.9		(18.7)
Accretion		(1.9)		(3.2)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$8.3		$4.7
Inclusion of cash amounts (received) paid (1)	2.1		2.7
Total derivative financial instruments		10.4		7.4
Impairments		—		(33.4)
Other		0.2		(0.2)
Operating income (loss)		49.2		(18.4)

Logistics and Related Activities
Adjusted EBITDA		(7.4)		(6.6)
Amortization of port access rights		—		(0.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	—		(7.5)
Inclusion of cash amounts (received) paid	(1.8)		(3.9)
Total derivative financial instruments		(1.8)		(11.4)
Other		1.0		—
Operating income (loss)		(8.2)		(18.9)

Other
Adjusted EBITDA(2)		6.1		(12.0)
Depreciation and depletion		(0.3)		(0.6)
Accretion		(0.1)		(0.1)
Impairment		(0.1)		—
Other		(0.5)		(0.4)
Operating income (loss)		5.1		(13.1)

Eliminations
Adjusted EBITDA		(0.1)		(0.5)
Operating loss		(0.1)		(0.5)
Consolidated operating income (loss)		45.9		(50.8)
Interest expense		(11.3)		(12.6)
Other, net		(0.2)		0.2
Income tax (expense) benefit		1.2		9.9
Income (loss) from unconsolidated affiliates, net of tax		(0.3)		0.4
Net income (loss)		$35.3		$(52.9)

(1)                                 Excludes premiums paid at option contract inception of $1.0 during the three months ended June 30, 2015, for original settlement dates in subsequent periods.

(2)                                 Includes $18.8 of sales contract buyout revenue in the three months ended June 30, 2016.

Adjusted EBITDA by Segment

	Six Months Ended
	June 30,
	2016		2015
Owned and Operated Mines
Adjusted EBITDA		$36.0		$84.4
Depreciation and depletion		1.1		(42.5)
Accretion		(4.3)		(6.6)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$6.3		$(2.0)
Inclusion of cash amounts (received) paid	6.2		8.3
Total derivative financial instruments		12.5		6.3
Goodwill impairment		(2.1)		(33.4)
Other		0.5		0.1
Operating income (loss)		43.7		8.3

Logistics and Related Activities
Adjusted EBITDA		(14.3)		(14.4)
Amortization		—		(1.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	—		(5.5)
Inclusion of cash amounts (received) paid (1)	(3.6)		(7.5)
Total derivative financial instruments		(3.6)		(13.0)
Other		1.8		0.1
Operating income (loss)		(16.1)		(29.2)

Corporate and Other
Adjusted EBITDA(2)		(3.6)		(18.8)
Depreciation and depletion		(0.7)		(1.3)
Accretion		(0.3)		(0.3)
Impairment		(2.0)		—
Other		(0.7)		(0.4)
Operating income (loss)		(7.3)		(20.8)

Eliminations
Adjusted EBITDA		(0.1)		(1.1)
Operating loss		(0.1)		(1.1)
Consolidated operating income (loss)		20.3		(42.8)
Interest income		0.1		0.1
Interest expense		(22.3)		(25.3)
Other, net		(0.6)		(0.1)
Income tax (expense) benefit		2.6		10.1
Income (loss) from unconsolidated affiliates, net of tax		(1.1)		0.4
Net income (loss)		$(1.1)		$(57.6)

(1)                                 Excludes premiums at option contract inception of $3.0, related to our Logistics and Related Activities segment, during the six months ended June 30, 2015, for settlement dates in subsequent periods.

(2)                                 Includes $22.8 and $4.3 of sales contract buyouts for the six months ended June 30, 2016 and 2015, respectively.

Tons Sold	Q2	Q1	Q4	Q2	Year	Year	Year	Year
(in thousands)	2016	2016	2015	2015	2015	2014	2013	2012
Mine
Antelope	6,273	6,853	9,467	7,660	35,167	33,647	31,354	34,316
Cordero Rojo	3,608	3,670	5,497	4,515	22,872	34,809	36,671	39,205
Spring Creek	1,946	2,437	3,672	3,786	17,027	17,443	18,009	17,102
Decker (50% interest)	—	—	—	—	—	1,079	1,519	1,441
Total	11,827	12,960	18,636	15,960	75,066	86,978	87,552	92,064